Consent of Independent Accountants



     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 2, 1997, relating to the financial statements and financial highlights appearing in the July 31, 1997 Annual Report to Shareholders of INVESCO Small Company Value Fund (formerly, INVESCO Small Company Fund, the sole portfolio constituting INVESCO Diversified Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/  Price Waterhouse LLP
-------------------------
PRICE WATERHOUSE LLP

Denver, Colorado
September 29, 1997